Exhibit 99.2

Project Rendezvous Holding Corporation

and Subsidiaries

Consolidated Financial Statements

As of and for the Year Ended December 31, 2015

Project Rendezvous Holding Corporation and Subsidiaries

Consolidated Financial Statements

As of and for the Year Ended December 31, 2015

Independent Auditor’s Report

The Board of Directors

Project Rendezvous Holding Corporation

We have audited the accompanying consolidated financial statements of Project Rendezvous Holding Corporation and Subsidiaries, which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Project Rendezvous Holding Corporation and Subsidiaries as of December 31, 2015, and the consolidated results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

La Jolla, California
March 10, 2016

Project Rendezvous Holding Corporation and Subsidiaries

Consolidated Balance Sheet

December 31, 2015

(In Thousands, Except Shares Data)

Assets
Current assets:
Cash and cash equivalents	$6,842
Accounts receivable, net	6,686
Inventories, net	324
Income taxes receivable	2,062
Deferred income tax assets	550
Prepaid expenses and other current assets	677

Total current assets	17,141

Property, plant, and equipment, net	12,598
Restricted cash	100
Debt issuance costs, net	26
Intangible assets, net	486
Deferred income tax assets, noncurrent	5,148

Total assets	$35,499

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable	$4,514
Accrued expenses and other current liabilities	2,946
Deferred revenue	1,836
Current portion of long-term debt	3,090

Total current liabilities	12,386

Long-term liabilities:
Long-term debt, less current portion	6,260
Income taxes liability, noncurrent	949
Deferred revenue	32

Total long-term liabilities	7,241

Total liabilities	19,627

Stockholder’s equity:
Common stock, par value $0.01, 1,000 shares authorized, 100 shares issued and outstanding as of December 31, 2015	—
Additional paid-in capital	3,000
Retained earnings	12,872

Total stockholder’s equity	15,872

Total liabilities and stockholder’s equity	$35,499

See Notes to Consolidated Financial Statements.

Project Rendezvous Holding Corporation and Subsidiaries

Consolidated Statement of Operations

For the Year Ended December 31, 2015

(In Thousands)

Net sales	$67,780
Cost of sales	42,068

Gross profit	25,712

Selling, general, and administrative expenses	18,746
Management and advisory services – related party	1,010

Operating income	5,956

Interest expense, net	(259)
Other income, net	198

Income before income taxes	5,895
Income tax expense	2,237

Net income	$3,658

See Notes to Consolidated Financial Statements.

Project Rendezvous Holding Corporation and Subsidiaries

Consolidated Statement of Stockholder’s Equity

(In Thousands, Except Shares)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Retained Earnings	Total Stockholder’s Equity
Balance at December 31, 2014	100	$—	$3,000	$11,241	$14,241
Net income	—	—	—	3,658	3,658
Dividends paid	—	—	—	(2,027)	(2,027)

Balance at December 31, 2015	100	$—	$3,000	$12,872	$15,872

See Notes to Consolidated Financial Statements.

Project Rendezvous Holding Corporation and Subsidiaries

Consolidated Statement of Cash Flows

For the Year Ended December 31, 2015

(In Thousands)

Operating activities
Net income	$3,658
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	5,018
Amortization of intangible assets	147
Amortization of debt issuance costs	81
Deferred tax expense	(251)
Gain on disposal of fixed assets	(221)
Changes in assets and liabilities:
Accounts receivable, net	1,229
Inventories, net	755
Income taxes receivable	(144)
Other current assets	411
Accounts payable	(951)
Income taxes liability, noncurrent	525
Other current liabilities	(534)

Net cash provided by operating activities	9,723

Investing activities
Purchases of property and equipment	(2,641)
Proceeds from sale of fixed assets	361
Increase in restricted cash	(100)

Net cash used in investing activities	(2,380)

Financing activities
Payments of long-term debt	(1,854)
Borrowing under revolving loan	955
Payments under revolving loan	(955)
Dividends paid	(2,027)

Net cash used in financing activities	(3,881)

Net increase in cash and cash equivalents	3,462
Cash and cash equivalents, beginning of year	3,380

Cash and cash equivalents, end of year	$6,842

Supplemental disclosures of cash flow information
Cash payments for interest	$181

Income taxes paid, net of refunds	$2,135

See Notes to Consolidated Financial Statements.

Project Rendezvous Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

1.	The Company

Project Rendezvous Holding Corporation (“PRHC” or the “Company”) was owned by certain private equity investment vehicles sponsored by Platinum Equity, LLC. PRHC owns Project Rendezvous Acquisition Corporation (“PRAC”). PRAC acquired DMS Health Technologies, Inc. and its subsidiaries (“DMSHT”) on March 1, 2012.

DMSHT is comprised of three entities through which it sells medical equipment and services, parts, and diagnostic imaging services to the health care industry in the United States and Canada. These entities are DMSHT, DMS Imaging Inc. (“DMSI”), and DMS Health Technologies Canada, Inc. (“DMSHT Canada”).

On October 13, 2015, the Company entered into a definitive stock purchase agreement to sell all of the issued and outstanding common stock of the Company to Digirad Corporation for $36,000 in cash. The transaction closed on January 1, 2016. See Note 16.

DMSHT sells imaging, cardiac monitoring, and ultrasound systems manufactured by Philips Medical Systems (“Philips”) to a variety of health care providers in the upper midwestern United States, as well as a complete line of imaging supplies and accessories from a variety of manufacturers. DMSHT also provides installation, warranty coverage, service contracts, and repair and maintenance services for Philips imaging equipment, as well as equipment and trailer service support to DMSI. The majority of activities of DMSHT are conducted under various distribution agreements with Philips. Under the terms of the agreements, DMSHT has exclusive rights to service and sell Philips’ products in a specific geographic area in the United States.

DMSI is a wholly owned subsidiary of DMSHT that offers mobile, fixed-site, and interim imaging services to hospitals, clinics, and other providers in the United States. DMSHT Canada is a wholly owned subsidiary of DMSI that offers interim imaging services to hospitals, clinics, and other providers in Canada. Services typically include the use of the Company’s systems and technologists to provide imaging scans for the health care facilities’ patients or equipment rentals, whereby the facility rents the equipment on-site and provides its own staff. DMSI and DMSHT Canada offer imaging services across a wide variety of modalities, including Positron Emission Tomography/Computed Tomography, Magnetic Resonance Imaging, Computed Tomography, Nuclear Medicine, Digital Mammography, and Bone Densitometry. Equipment owned by DMSI and used in its services to health care providers in the United States and Canada is manufactured by a variety of manufacturers.

2.	Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates. On an ongoing basis, the Company reviews its estimates to ensure that these estimates appropriately reflect changes in its business.

Project Rendezvous Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate for doubtful accounts. An estimate of uncollectible amounts is made by management based upon historical bad debts, current customer receivable balances, age of customer receivable balances, the customer’s financial condition, and current economic trends, all of which are subject to change. Accounts receivable are written off against the allowance when deemed uncollectible. Recoveries of accounts previously written off are recorded when received. The Company generally does not require collateral on trade accounts receivable.

Concentration of Credit Risk

The Company’s financial instruments that are subject to credit risk consist primarily of cash and trade receivables. At times, cash in banks is in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. The Company has not experienced any loss as a result of those deposits and does not expect any in the future. The Company sells its products to a wide range of customers. No single customer represented more than 10% of the Company’s sales for the year ended December 31, 2015 or outstanding accounts receivable balance as of December 31, 2015.

The Company derives a significant portion of its revenues from activities that are subject to a distribution agreement with Philips. DMSHT has been a distributor for Philips since 1972 and entered into a five-year agreement effective April 1, 2014.

Inventories

Inventories consist of medical equipment, associated parts, and supplies used in diagnostic imaging services. Inventories are carried at the lower of cost or market, with cost determined using the first-in, first-out (“FIFO”) method. The inventory balance is recorded net of an estimated allowance for excess, obsolete, or slow-moving inventory. The estimated allowance for excess, obsolete, or slow-moving inventory is based upon current inventory levels, sales trends, and historical experience, as well as management’s understanding of market conditions, all of which are subject to change.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets, except for leasehold improvements, which are amortized over the lesser of the remaining lease term or their estimated useful lives. Depreciation and amortization expense totaled $5,018 for the year ended December 31, 2015. Depreciation and amortization included in cost of sales was $4,528 for the year ended December 31, 2015.

The estimated useful lives of the related assets are as follows:

Buildings	35 years
Leasehold improvements	7 years
Operating equipment	3-7 years
Office furniture and equipment	5-7 years
Computer/software	3 years
Vehicles	3 years

Normal repairs and maintenance costs are expensed as incurred. Expenditures that materially increase values, change capacities, or extend useful lives are capitalized. Capital-in-progress consists primarily of costs associated with unfinished imaging systems.

Project Rendezvous Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

Intangible Assets

Intangible assets relate to DMSHT’s distribution agreement with Philips. The distribution agreement was valued at $1,000 at the time of acquisition. The intangible assets are being amortized over the term of the Philips distribution agreement.

Impairment of Long-Lived Assets

The Company periodically assesses potential impairment of long-lived assets with estimable useful lives which include property, plant and equipment and acquired intangible assets. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important which could trigger an impairment review include, but are not limited to, significant under-performance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business, and significant industry or economic trends. When the Company determines that the carrying value of the long-lived assets may not be recoverable based upon the existence of one or more of the above indicators, the Company determines the recoverability by comparing the carrying amount of the asset to net future undiscounted cash flows that the asset is expected to generate. The impairment recognized is the amount by which the carrying amount exceeds the fair market value of the asset. The Company did not recognize any impairment charges for the year ended December 31, 2015.

Debt Issuance Costs

On May 24, 2012, the Company, as guarantor, and DMSHT, as borrower, entered into a credit agreement, as amended, with JP Morgan Chase (the “Credit Agreement”). In connection with the Credit Agreement, DMSHT incurred bank and other fees of $427, which were capitalized in 2012, as debt issuance costs and are being amortized over the term of the Credit Agreement (see note 9) using the effective-interest method. At December 31, 2015, the unamortized amount of debt issuance costs was $97. The Company amortized $81 of debt issuance costs during the year ended December 31, 2015.

Restricted Cash

In December 2015, the Company collateralized its $100 standby letter of credit in favor of Zurich American Insurance Company as a result of cancelling its revolving loan under the Credit Agreement (see note 9). In January 2016, the Company was also required to collateralize its employee credit card program with $500 in restricted cash. In February 2016, the bank released collateral requirement for the employee credit card program and the $500 in restricted cash was returned to the Company.

Deferred Revenue

Deferred revenue consists of fees for prepaid rental contracts, prepaid commission sales and undelivered services related to warranty and service contracts. Deferred revenue is recognized as it is earned, which is over the term of the underlying agreement.

Revenue Recognition

Revenue related to the Company involves equipment sales and service. Revenue from equipment sales consists primarily of commission income and is reported on a net basis, which represents the commission the Company earns for selling Philips equipment and supplies to end users. Sales revenue is recognized upon delivery. Net sales related to equipment and supplies amounted to $5,584 for the year ended December 31, 2015.

Project Rendezvous Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

Revenue related to warranty and service contracts that extend over multiple months is accounted for on the proportional-performance method, which the Company deems to be on a straight-line basis. Revenue related to time-and-materials service contracts is recognized in the month services are provided. Net sales related to service and warranty contracts amounted to $11,302 for the year ended December 31, 2015.

Revenue related to DMSI and DMSHT Canada involves the provision of imaging equipment, supplies, and service to health care facilities across the United States and Canada. All services in Canada are billed and received in U.S. Dollars. Services typically include the use of its systems and technologists to provide imaging scans for the health care facilities’ patients. Facilities are billed either on a per-scan or fixed-payment methodology, depending upon the contract that is negotiated with the health care facility. DMSI and DMSHT Canada also rent systems to health care facilities for use in their operations. Rental revenues are structured in either a weekly or monthly payment arrangement and are recognized in the month services are provided. Net sales related to DMSI and DMSHT Canada amounted to $50,894 for the year ended December 31, 2015.

The criteria for recognition of revenue are met when (1) persuasive evidence of an arrangement with the customer exists, normally through the receipt of a purchase order; (2) the goods have been delivered; (3) the price is fixed or determinable; and (4) collectability is reasonably assured. At the time of revenue recognition, the Company also provides for estimated sales returns, discounts, and allowances as reductions to revenues.

Cost of Sales

Cost of sales includes all material, labor, direct overhead, depreciation of underlying assets, and freight costs. Provisions for excess, obsolete, or slow-moving inventory are also included in cost of sales.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses consist of personnel-related costs, commissions, insurance, corporate advisory services, and other general operating expenses.

Taxes Collected From Customers

Sales tax collected from customers is presented net of amounts expected to be remitted to various tax jurisdictions. Accordingly, sales taxes are reported on a net basis in the accompanying consolidated statement of operations.

Shipping and Handling Costs

We record all shipping and handling billings to customers as revenue earned for the goods provided. Shipping and handling costs incurred by the Company are included in cost of sales and amounted to $151 in 2015.

Fair Value of Financial Instruments

The Company’s consolidated financial instruments consist of cash, trade receivables, trade payables, and term debt. The carrying amounts of cash, trade receivables, and trade payables approximate fair value because of their nature and short-term maturities. The fair value of short- and long-term debt approximates carrying value and has been estimated based on discounted cash flows using variable interest rates being offered for similar debt having the same or similar remaining maturities and collateral requirements. We have no financial statement items required to be reported at fair value.

Project Rendezvous Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

Income Taxes

Current income tax expense is the amount of income taxes expected to be payable for the current period. A deferred income tax asset or liability is established for the difference between the tax basis of an asset or liability computed pursuant to Accounting Standards Codification (“ASC”) 740, Income Taxes, and its reported amount in the financial statements that will result in taxable or deductible amounts in future years when the reported amount of the asset or liability is recovered or settled, respectively. The Company provides a valuation allowance for its deferred tax assets when, in the opinion of management, it is more-likely-than-not that such assets will not be realized. In evaluating the ability to recover deferred tax assets within the jurisdiction from which they arise, the Company considers all available evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, ongoing prudent and feasible tax planning strategies, and recent financial operations.

3.	Accounts Receivable

Accounts receivable, net of allowances for doubtful accounts, consist of the following at December 31, 2015:

Accounts receivable - Trade	$6,167
Other accounts receivable, primarily commissions due from others	661
Allowance for doubtful accounts	(142)

$6,686

4.	Inventories

Inventories, net of allowances for obsolete and slow-moving inventories, consist of the following at December 31, 2015:

Finished goods and service parts	$768
Allowance for obsolete inventory	(444)

$324

During the year ended December 31, 2015, the Company wrote off and disposed of $733 in obsolete and slow-moving inventory.

Project Rendezvous Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

5.	Property, Plant, and Equipment

Property, plant, and equipment consist of the following at December 31, 2015:

Land	$560
Building and improvements	1,667
Operating equipment	27,340
Leasehold improvements	18
Office equipment	1,805
Vehicles	331

31,721
Less accumulated depreciation and amortization	(19,123)

$12,598

6.	Intangible Assets

The Company amortizes certain acquired intangible assets on a straight-line basis over the term of the existing Philips distributor agreement plus the renewed Philips distributor agreement. As of December 31, 2015, the remaining estimated useful life was 39 months.

	Gross Amount	Amortization	Net Amount

Intangible assets subject to amortization:
Distribution agreement as of December 31, 2015	$1,000	$(514)	$486

Amortization expense on intangible assets for the year ended December 31, 2015 was $147.

The estimated amortization expense related to intangible assets as of December 31, 2015, is as follows:

2016	$147
2017	147
2018	147
2019	45

$486

7.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following at December 31, 2015:

Salaries, wages, and bonuses	$2,472
Commissions	137
Customer deposits	211
Sales tax	126

$2,946

Project Rendezvous Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

8.	Related-Party Transactions

The Company had a corporate advisory services agreement with Platinum Equity Advisors, LLC (“Advisors”), an affiliate of Platinum, to provide management and other advisory services to DMSHT, PRAC, and the Company. The Company paid fees and other expenses of $1,010 to Advisors during the year ended December 31, 2015. There were no outstanding payables for such fees and expenses as of December 31, 2015. See Note 16.

9.	Long-Term Debt and Credit Facility

Long-term debt consists of the following at December 31, 2015:

Note payable – JP Morgan Chase Agreement	$9,350
Less current maturities of long-term debt	(3,090)

Long-term debt, less current portion	$6,260

At December 31, 2015, the aggregate contractual maturities of the long-term debt were as follows:

2016	$3,090
2017	6,260

$9,350

On May 24, 2012, the Company, as guarantor, and DMSHT, as borrower, entered into a credit agreement, as amended, with JP Morgan Chase (the “Credit Agreement”). The Credit Agreement expires on May 24, 2017. In accordance with DMSHT’s business, the Credit Agreement provided for a variable-rate term loan, in the amount of $17,300, and variable-rate revolving loans up to $7,500, collateralized by substantially all assets of DMSHT. On May 19, 2014, DMSHT executed the third amendment to the Credit Agreement, which lowered the maximum amount of the variable-rate revolving loans from $15,000 to $7,500.

Borrowings under the term loan bear interest at London Interbank Offered Rate (“LIBOR”) plus 1.5%. The rate is variable and subject to change on a periodic basis. The Credit Agreement contained certain financial covenants, including a fixed-charge coverage ratio and senior leverage ratio. At December 31, 2015, DMSHT was in compliance with all associated covenants. DMSHT was generally restricted from incurring additional debt, creating liens, transferring all or substantially all of its assets, or entering into merger or consolidation transactions other than permitted acquisitions, entering into specified transactions with affiliates, and entering into certain other transactions without written consent of the lender.

Borrowings under the revolving loan are limited to a formula-based percentage advance rate on eligible accounts receivable and inventory, along with a reserve for an outstanding standby letter of credit. Amounts borrowed under the revolving loan bear interest at DMSHT’s option of adjusted prime rate or the Eurodollar Offered Rate. During year ended December 31, 2015, DMSHT was advanced and paid off $955 under the revolver. DMSHT is also required to pay, on a monthly basis, a commitment fee of 0.15% per annum applied against the calculated unused credit facility. DMSHT has issued a $100 standby letter of credit in favor of Zurich American Insurance Company. See note 16 for discussion of pay-off of the debt in 2016.

Project Rendezvous Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

10.	Commitments and Contingencies

The Company leases medical imaging equipment and vehicles under noncancelable agreements that expire over a varying time period. In addition, the Company leases office and garage space. Generally, vehicle leases have terms of either 36 or 50 months, depending upon the type of vehicle. Office and garage space leases have varying terms ranging from month-to-month arrangements to 60 months. Medical imaging equipment leases have terms ranging from one to 60 months. During the year ended December 31, 2015 the Company incurred $3,530 of operating lease expense.

In addition, the Company has certain noncancellable service agreements to maintain portions of the fleet of imaging machines ranging from 36 to 60 months.

Approximate future minimum payments for operating lease and service agreement obligations as of December 31, 2015, are as follows:

2016	$6,255
2017	5,050
2018	2,712
2019	1,746
2020	356

$16,119

11.	Stockholder’s Equity

The Company has authorized capital stock of 1,000 shares, $0.01 par value, which are designated as common stock. As of December 31, 2015, 100 shares of common stock were issued and outstanding. The Company paid dividends in the amount of $2,027 during the year ended December 31, 2015.

12.	Employee Benefit Plan

The Company provides a 401(k) defined contribution plan pursuant to which eligible employees may elect to participate. Matching contributions by the Company are discretionary and determined annually. The Company recognized matching contribution expense of $419 for the year ended December 31, 2015.

Project Rendezvous Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

13.	Income Taxes

Income tax expense for the year ended December 31, 2015, consists of the following:

Current income tax expense:
Federal	$1,944
State	392
Foreign	152

2,488

Deferred income tax benefit:
Federal	(197)
State	(54)

(251)

Income tax expense	$2,237

Reconciliation of income tax expense with the federal statutory tax rate for years ended December 31, 2015, was as follows:

Federal income tax expense at statutory rate	$2,051
State income taxes, net of federal benefit	256
Permanent items	64
Section 382 built-in-loss adjustment	27
Other	(21)
Change in valuation allowance	(140)

$2,237

The provision for income taxes differs from the amount obtained by applying the U.S. federal statutory income tax rate of 34% due primarily to state taxes, and principally a valuation allowance.

Project Rendezvous Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

Net deferred tax assets consist of the following components as of December 31, 2015:

Deferred tax assets:
Allowance for doubtful accounts	$53
Section 263A adjustment	22
Inventory allowance	165
Accrued compensation	425
Intangibles and goodwill	367
Net Operating Loss (“NOL”) carryforward	5,413
Other	64
Foreign tax credit	34

6,543

Deferred tax liabilities:
Depreciation	(499)
Land	(167)
Prepaid expenses	(145)

(811)

Valuation allowance	(34)

Net deferred tax assets	$5,698

The deferred tax amounts have been classified in the accompanying consolidated balance sheets as follows:

Current assets	$550
Noncurrent assets	5,148

$5,698

The Company conducts an annual analysis of its deferred tax assets to determine whether all or any portion of the assets are more-likely-than-not unrealizable in accordance with ASC Topic 740, Income Taxes.

Based on the Company’s annual analysis in 2015, the Company concluded that it was more-likely-than-not that most of the deferred all tax assets would be realized, the Company recognized a $139 income tax benefit that resulted from the reversal of all but $34 of total deferred tax asset valuation allowance.

At December 31, 2015, the Company has federal and state NOL carryforwards of approximately $7,928 and $14,606, respectively. The federal and state loss carryforwards begin to expire in 2029 and 2017, respectively, unless utilized. At December 31, 2015, the Company has foreign tax credits of approximately $34 that begin to expire in 2022 and contain a full valuation allowance. Utilization of NOL and tax credit carryforwards to offset future taxable income in any one year may be limited upon the occurrence of certain substantial changes in ownership of the Company, as statutorily defined.

The Company has adopted Accounting for Uncertainty in Income Taxes pursuant to ASC 740. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As December 31, 2015, the Company had $66 of accrued interest and penalties and recognized $43 of interest and penalties during the year ended December 31, 2015.

The following table summarizes the activity related to the Company’s gross unrecognized tax benefits for the year ended December 31, 2015:

Project Rendezvous Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

Gross unrecognized tax benefits at beginning of year	$424
Increases related to prior year positions	459

Gross unrecognized tax benefits at end of year	$883

The Company does not believe its unrecognized tax benefits will significantly change during the next 12 months.

An ownership change occurred on March 1, 2012, resulting in a net built-in-loss under Internal Revenue Code (“IRC”) Section 382. As a result, the Company is subject to an annual limitation of $944. The Company generated realized built-in-losses in 2012-2015 that are included in the NOLs disclosed above. Pursuant to IRC Section 382, the Company has the potential to generate additional built-in-losses over a five-year period from the ownership change date.

The Company is subject to taxation in the United States and various state jurisdictions. Due to NOL carryforwards, the Company is subject to examination by the Internal Revenue Service for tax years 2011 and forward. The Company is subject to examination by state tax authorities for tax years 2010, and forward.

14.	Legal Matters

At times, the Company is subject to various claims and legal proceedings that generally involve claims related to product, intellectual property, employment-related matters, or general legal issues. In the opinion of management, these proceedings are matters incidental to the normal business conducted by the Company. Although the ultimate resolution of legal proceedings cannot be predicted with certainty, in the opinion of management, such proceedings are substantially covered by insurance, and the ultimate disposition of such proceedings are not expected to have a material adverse effect upon the Company’s consolidated financial condition.

15.	Participation Plan and Sale of Company

Until May 13, 2013, the Company maintained a Participation Plan for certain executive employees at which point it was terminated pursuant to Section 15 of that plan.

In 2014, the Company adopted a new Participation Plan for certain executive employees. Under the new plan, participants were granted performance units, the value of which appreciate when and as the value of the Company increases from and after the date of grant, and this appreciation in value is the basis upon which incentive compensation could become payable upon the occurrence of either a qualifying sale event or a qualifying distribution event, as set forth in the plan. If a participating employee’s employment terminates for any reason, the employee’s participation units are forfeited.

See note 16 for discussion of the qualifying sale event and total payment in the amount of $1,560.

16.	Subsequent Events

On October 13, 2015, the Company entered into a definitive stock purchase agreement to sell all of the issued and outstanding common stock of the Company to Digirad Corporation for $36,000 in cash. The transaction closed on January 1, 2016, and triggered a payment of approximately $1,560 with respect to the performance units, of the Company maintained Participation Plan, on the closing date. The compensation expense is not reflected in the consolidated financial statements as of December 31, 2015 since the qualifying event took place during 2016.

Project Rendezvous Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

In conjunction with the sale of the Company to Digirad Corporation, the outstanding balance of $9,350 under the Credit Agreement was paid off on January 4, 2016 and the corporate advisory services agreement with Platinum Equity Advisors, LLC terminated.

The Company has evaluated subsequent events through March 10, 2016, the date the consolidated financial statements were available to be issued and disclosed herein.